Exhibit 99.1

September 4, 2009

Teresa A. Taylor

1801 California Street

Denver, CO 80202

Dear Teresa:

I am pleased to offer you a promotion to the position of Executive Vice President and Chief Operating Officer, reporting directly to me, effective August 26, 2009.  I am confident of the value you will continue to bring to the business. The key compensation opportunities of your promotion are highlighted below.

1.               Base Salary:  Your base salary increases to $660,000 per annum.

2.               Annual Bonus Plan:  You will be eligible to participate in the annual bonus plan for 2009.  Your target bonus will be 150% of your annual base pay (based upon your performance rating, if any, prorated to reflect your promotion date and other changes in accordance with the terms of the plan and adjusted for Company, business unit and individual performance).

3.               Equity Incentive Plan: You are entitled to participate in Qwest’s Equity Incentive Plan.  You will receive an equity award with an approximate value of $2,640,000.  Fifty five percent of the equity value will be awarded in performance shares. The performance shares will vest on the third anniversary of the date of grant, as long as you remain continuously employed by Qwest over that period.  Forty five percent of the equity value will be awarded in restricted stock. The restricted stock award will vest in one-third installments per year for three years beginning one year from the date of the grant, for as long as you remain in continuously employed by Qwest over that period. The grant date of the equity award will be determined by the date of grant approval by the Compensation and Human Resources Committee of the Board of Directors.

4.               Executive Perquisite:  Prospectively, you will no longer receive an annual executive perquisite benefit.

5.               Background Check.  As a condition of this promotion, you must undergo and pass a background check at this time. Please complete and return the enclosed Request for Information and Consent and Disclosure forms within 5 business days of your receipt of this letter to Jana Venus at 1801 California Street, 23rd Floor, Denver, CO 80202. You will not be contacted as to the results of the background check unless there is a problem.

On behalf of the entire Qwest Senior team, let me congratulate you.  We look forward to your continued strong performance and the contribution you will make to the success of Qwest.

Sincerely,

Edward A. Mueller

Chairman and Chief Executive Officer